Exhibit 99.1

Allied Motion Technologies, Inc.
23 Inverness Way East, Suite 150
Englewood, Colorado 80112
Phone: 303 799-8520
Fax: 303 799-8521

PRESS RELEASE

Release: April 28, 2003

Contact: Richard Smith or Sue Chiarmonte

FOR IMMEDIATE RELEASE	Stock Symbol: AMOT (NASDAQ-Small Cap Market)

ALLIED MOTION REPORTS FIRST QUARTER RESULTS

DENVER, COLORADO     ——Allied Motion Technologies, Inc. (NASDAQ: AMOT) today announced a loss from continuing operations for the first quarter of $149,000 or $.03 per diluted share compared to a loss of $127,000 or $.03 per  diluted share for the same period last year.  Included in the current quarter’s results is a restructuring charge of $105,000 incurred in restructuring the motion business.  Revenues for the quarter ended March 31, 2003 were $9,176,000 compared to $4,051,000 last year.  This year’s revenues for the first quarter include revenues from Motor Products, which was acquired in July 2002.  Backlog at the quarter ended March 31, 2003 was $14,387,000.

During the first quarter, the Company finalized the sale of its Calibrator Business completing the divestiture of the Company’s Power and Process segment.  Due to a writedown of the carrying value of the Calibrator Business to its estimated fair value at September 30, 2002, there was no gain or loss recorded on the sale.  The  results from discontinued operations for the first quarter were zero compared to  income of $434,000 for the same period last year.  Net loss for the first quarter was $149,000 or $.03 per diluted share compared to net income of $307,000 or $.07 per diluted share for the first quarter last year.

“The sale of the Calibrator Business during the first quarter completed the divestiture of the Company’s Power and Process segment,” commented Dick Smith, CEO of Allied Motion, “and allows us to focus on our strategy of expanding our motion business including the active pursuit of new acquisition opportunities to further our expansion in the motion industry.  The results for the quarter met our expectations and we are optimistic we will achieve our goals for the year.”

Dick Warzala, President of Allied Motion, added, “We are exhibiting a stable level of top line sales and continue to emphasize internal cost reductions to improve our bottom line.  Shipment levels remain relatively unchanged compared to last quarter and, on a proforma basis, the first quarter of last year.  Backlog at March 31, 2003 is up over 5% compared to December 31, 2002 and March 31, 2002, on a proforma basis.  We are continuing with our restructuring of the motion business which we expect to be substantially complete by the end of the third quarter.  When completed, we will have reduced our administrative overheads and improved the utilization of our production facilities.  We are optimistic that the facility reductions and continued implementation of our lean manufacturing initiatives will substantially improve the performance within all of our existing operations.

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors.  With subsidiaries in the United States and United Kingdom, Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s April 28, 2003 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements.  The risks and uncertainties include international, national and local general business and economic conditions in the Company’s markets, introduction of new technologies, products and competitors, success in making acquisitions of motion control businesses, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions and the ability to attract and retain qualified personnel who can design new applications and products for the motion industry.  The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results.  The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended
	March 31,
HIGHLIGHTS OF OPERATING RESULTS	2003	2002
Revenue from continuing operations	$9,176	$4,051

Loss before income taxes from continuing operations	$(245)	$(181)
Benefit for income taxes	96	54
Loss from continuing operations	(149)	(127)
Income from discontinued operations, net of taxes	—	434
Net income (loss)	$(149)	$307
PER SHARE AMOUNTS:
Diluted income per share from continuing operations	$(.03)	$(.03)
Diluted income per share from discontinued operations	—	.10

Diluted income (loss) per share	$(.03)	$.07
Diluted weighted average common shares	4,846	4,663

	March 31,	December 31,
CONDENSED BALANCE SHEETS	2003	2002
Assets
Current Assets:
Cash	$1,114	$1,955
Current assets of segment held for sale	—	684
Trade receivables, inventories, and other current assets	11,755	11,537
Total Current Assets	12,869	14,176

Property, plant and equipment, net	6,549	6,431
Goodwill and intangible assets	7,661	7,741
Total Assets	$27,079	$28,348

Liabilities and Stockholders’ Investment
Current Liabilities:
Current liabilities of segment held for sale	$—	$535
Debt obligations	3,708	4,133
Accounts payable and other current liabilities	5,421	5,650
Total Current Liabilities	9,129	10,318

Long term liabilities	3,112	3,053
Total Liabilities	12,241	13,371

Stockholders’’ Investment	14,838	14,977
Total Liabilities and Stockholders’’ Investment	$27,079	$28,348